Exhibit 10.8
PubMatic
August 24, 2016
Mr. Amar Goel
California, USA
Dear Amar:
PubMatic, Inc. (the “Company” or “PubMatic”), a Delaware corporation, is pleased to confirm our offer to you for the position of Chairman at our Redwood City office as part of our leadership team. The terms of our offer and benefits currently provided by the Company are as follows:
Start Date. Your anticipated start date is October 1, 2016. If your start date will differ from this date, please notify PubMatic at your earliest convenience.
Starting Salary. For your services rendered to PubMatic, during your employment you will receive an initial base salary at an annual rate of $270,000. Your base salary will be paid in periodic installments in accordance with PubMatic’s regular payroll practices and will be subject to applicable withholdings and deductions.
Bonus. You will be eligible to receive an annual performance bonus of up to $180,000, which is prorated based on start date and paid annually based on achievement of goals, individual and/or company targets and your performance review. You must be actively employed through the applicable bonus payment date in order to be eligible to receive your bonus. Upon joining, you may be asked to review and agree to the specific terms and conditions related to the Company’s bonus program applicable to you. Your bonus, if any, will be subject to applicable withholdings and deductions.
Benefits. In addition, you will be eligible to participate in regular health insurance and other employee benefit plans established by the Company for its employees from time to time.
Except as provided below, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.
At Will Employment.
While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Notwithstanding the at-will nature of your employment, you hereby agree that you will provide two (2) months’ written notice of your intention to terminate your employment with the Company. During any period of your required notice, you will continue to be an employee, and you will continue to be entitled to receive your base salary.
Your fiduciary duties and other obligations as an employee of the Company will continue, and you will cooperate in the transition of your responsibilities. The Company shall, however, have the right, in its sole discretion, to direct that you no longer come in to work or to shorten the notice period. If the Company shortens the required notice period you have provided, it reserves the right, in its sole discretion, to not pay you for any remaining period of notice. Your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by the Chief Executive Officer of the Company.
Severance.
(a)Involuntary Termination. If you experience an Involuntary Termination (as defined below), provided that you satisfy the Conditions (as defined below) within the Deadline (as defined below), then you will receive continued payment of your base salary at the rate in effect on the Involuntary Termination date, and the Company will reimburse or pay you for your health care premiums under the Company’s health plans, each for six (6) months (the “Severance Period”); provided, however, that any salary continuation payments payable to you under this subsection will be reduced by (i) an amount equal to fifty percent (50%) of any compensation that you receive during the Severance Period as an employee of or a consultant to any third party and (ii) any amounts payable to you as severance as required by applicable law or during a notice period as required by applicable law. The Company will determine the base salary continuation payments in accordance with the terms of this Section 4 and its determination will be final and binding.
If you experience an Involuntary Termination, provided that you satisfy the Conditions within the Deadline, then you will be eligible to receive payment of a portion of the bonus (if any) for the year in which the Involuntary Termination occurred, as determined in accordance with the section titled “Bonus” above, payable as soon as practicable after the end of the applicable fiscal year, but in any event no later than the fifteenth (15th) day of the third (3rd) month following the end of your first (1st) tax year in which the Involuntary Termination occurs, or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the Company’s first (1st) tax year in which the Involuntary Termination occurs, as provided in Treasury Regulation Section 1.409A-1(b)(4). The portion of the bonus that you are eligible to receive under this paragraph is equal to the bonus you would have earned had you remained in employment with the Company until the end of the fiscal year in which the Involuntary Termination occurred multiplied by a fraction, the numerator of which will be the number of days in which you were employed by the Company in such fiscal year, and the denominator of which will be the number of days in such fiscal year, provided the Company has determined that the applicable milestones have been met.
(b)Payment Schedule of Cash Severance and Health Care Premiums. The salary continuation payments will be paid over a six-month period on the Company’s regular payroll dates in accordance with the Company’s regular payroll schedule at the same payment rate as was in effect on the Involuntary Termination date, commencing on the Company’s first regular payroll date following the last day of the Deadline. The Company’s reimbursement or payment of your health care premiums under the Company’s health plans will apply retroactively to the first date on which you lost health care coverage as an employee of the Company.
(c)Tax Considerations. The Company may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this letter or otherwise in connection with your employment. In addition, it is the Company’s intention that all payments or benefits provided under this letter comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this letter shall be interpreted, administered and operated accordingly. If under this letter an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this letter, including without limitation under the Code, federal, state, local or foreign tax laws and regulations. In the event the Deadline is in the taxable year following your termination of employment, any severance payment or deferred compensation payment shall be paid or commence (as applicable) in such subsequent taxable year if required to avoid a violation under Section 409A of the Code.
(c)Conditions within Deadline. As a condition to receiving the payments and benefits described in this Section 4, you will be required to execute a general release of all claims in the form prescribed by the Company, and return all Company property (collectively, the “Conditions”), in each case within thirty (30) days following the Involuntary Termination (the “Deadline”).
(d)Definitions.
•“Cause” means the (1) willful failure by you to substantially perform your duties hereunder, other than a failure resulting from Disability, (2) a willful act by you which constitutes gross misconduct and which is injurious to the Company or (3) a material and willful violation of an applicable law or regulation applicable to the business of the Company. No act, or failure to act, by you will be considered “willful” unless committed: (i) intentionally, maliciously and without good faith; and (ii) without any reasonable belief that the act or omission was in the Company’s best interest.
•“Disability” will mean you are unable to perform the essential functions of your position with or without reasonable accommodation due to a disability (as such term is defined in the Americans with Disabilities Act) for six months in the aggregate during any twelve-month period. This definition will be interpreted and applied consistent with the Americans with Disabilities Act.
•“Good Reason” will mean the continued existence without your consent of one of the following conditions thirty (30) days after your written notification thereof to the Company, provided within ninety (90) days of the first occurrence of such condition: (i) a material diminution in your base compensation, authority, duties, or responsibilities in a manner that disproportionately adversely affects you, as compared to all other Company officers; provided, however that the unilateral change, by a surviving or acquiring entity (or its parent) in the your title and duties to a position that is comparable in salary with respect to the acquired or surviving entity or a division or unit thereof created out of the Company or its assets (whether it becomes a subsidiary, unit or division) to the your current position will not constitute “Good Reason”; or (ii) a relocation of the your work site to a location more than fifty (50) miles from its location prior to such relocation. Such termination of employment will only constitute “Good Reason” if you terminate your employment with the Company within a limited period of time not to exceed one (1) year following the initial existence of the Good Reason. For the avoidance of doubt, your voluntary relocation of your principal place of employment from India to the United States did not constitute a Good Reason under this Agreement.
•“Involuntary Termination” means that you experience an involuntary separation, as defined in Treasury Regulation 1.409A-1(n) (1) by the Company for a reason that is other than for (A) Cause, (B) death or (C) Disability or (2) by you for Good Reason.
Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our office.
Arbitration. You and PubMatic agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, interpretation or scope of this agreement, or your employment or the termination of your employment (collectively, “Claims”), shall be resolved to the fullest extent permitted by law by final, binding, and (to the extent permitted by law) confidential arbitration as provided for below. Claims subject to this arbitration provision shall (a) include, but not be limited to, as applicable, Claims pursuant to any federal, state or local law or statute, including (without limitation) the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act of 1990; the federal Fair Labor Standards Act; the California Fair Employment and Housing Act; the California Pregnancy Disability Leave Law; the New York State Human Rights Law; the New York City Human Rights Law; the New York State Labor Law; the Illinois Human Rights Act; the Illinois Wage Payment and Collection Act; the Cook County Ordinance on Human Rights; the Massachusetts Civil Rights Act; the Massachusetts Fair Employment Practices Act; the Massachusetts Age Discrimination Law; the Massachusetts Parental Leave Act; and the Massachusetts Wage Act and Claims pursuant to any common law, tort law or contract law, including (without limitation) breach of contract or other promise, discrimination, harassment, retaliation, wrongful discharge, fraud, misrepresentation, defamation, and emotional distress, and (b) exclude Claims that by law are not subject to arbitration.
The terms and conditions relating to binding arbitration are as follows:
(1)You and PubMatic mutually waive, relinquish, and give up the right to have disputes relating to any Claims decided by a court or jury. This provision does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity

Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.
(2)Any arbitration proceeding or issues pertaining to arbitration shall be decided in accordance with:
(a)if you report to a PubMatic location in California: California law, including California Code of Civil Procedure §§1280, et seq.
(b)if you report to a PubMatic location in New York: New York law, including the New York Civil Practice Law and Rules (CPLR);
(c)if you report to a PubMatic location in Massachusetts: the law of the Commonwealth of Massachusetts, including the Massachusetts Rules of Civil Procedure;
(d)if you report to a PubMatic location in Illinois: Illinois law, including the Illinois Code of Civil Procedure,735 ILCS 5, et seq.; or
(e)if you report to a PubMatic location in another state: the law of that state, including the civil procedure rules of that jurisdiction.
(3)Any demand for arbitration of Claims by you or PubMatic must be made to the other in writing. All applicable statutes of limitations in the law of the state of the PubMatic office to which you report will apply to a demand for such arbitration.
(4)The dispute shall be submitted to, and decided by a single, neutral arbitrator selected from, Judicial Arbitration and Mediation Services (JAMS) (or its successors) under the then applicable JAMS rules, and conducted in San Francisco,  California; New York, New York; Boston, Massachusetts; Chicago, Illinois, or if you report to another PubMatic office, the city and state where that office is located. The rules are available online at: http://www.jamsadr.com/files/Uploads/Documents/JAMS Rules/JAMS_employment_arbitration_rules-2009.pdf. If you are unable to access these rules, please notify Human Resources and you will be provided with a hardcopy. The arbitrator shall be selected using the applicable JAMS rules and procedures.
(5)The decision of the arbitrator shall be final and binding on you and PubMatic. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Any right of review of the arbitrator’s decision shall be governed by the applicable civil procedure rules.
(6)PubMatic shall pay all of the arbitration fees in excess of the amount of those fees you would have been required to pay if the Claims were decided in a court of law, regardless of whether you or PubMatic is the prevailing party.
(7)You and PubMatic shall be entitled to engage in reasonable discovery, including depositions, interrogatories, requests for production of documents and things, requests for admissions, physical and mental examinations, expert discovery, and the issuance of subpoenas. Any disputes concerning discovery, including limitations thereon, shall be decided by the arbitrator. The arbitrator shall have the power and authority to impose evidentiary or monetary sanctions, including the payment of attorneys’ and/or arbitrator’s fees, in accordance with the applicable state’s law.
(8)The arbitration provisions in this employment agreement shall be binding upon the heirs, successors, and assigns of you and PubMatic.
(9)Nothing in this agreement is intended to prevent either you or the Company from obtaining injunctive relief regarding the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information.
(10)Arbitration shall proceed solely on an individual basis without the right for any Claims to be arbitrated on a class action basis or on bases involving claims brought in a purported representative capacity on behalf of others. The arbitrator’s authority to resolve and make written awards is limited to Claims between you and PubMatic alone. Claims may not be joined or consolidated unless agreed to in writing by all parties. No arbitration award or decision will have any preclusive effect as to issues or claims in any dispute with anyone who is not a named party to the arbitration.
You understand that agreeing to this arbitration provision is a condition of you obtaining employment with PubMatic. You agree and represent that you have had the opportunity to consult an attorney of your choice to obtain legal advice regarding the import and effect of this arbitration provision. You acknowledge your voluntary agreement to this arbitration provision by signing this letter.
In the event a court of competent jurisdiction rules that one or more of the above terms, conditions, or provisions of this arbitration provision are void or unenforceable, such term(s), condition(s), or provision(s) shall be severed and the remainder of such terms, conditions, or provisions enforced.
Confidentiality; Compliance with Policies. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, as a condition of your employment you will be required to sign the Company’s EMPLOYMENT, CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. A copy of that agreement is attached hereto as Exhibit B. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.
The Company acknowledges that employee currently serves as a member of the board of directors of RevX Inc., and the Company agrees that so long as RevX Inc. (or any corporate affiliate thereof) does not directly compete with the Company, employee may continue to do so unless otherwise determined by the Board of Directors of the Company (of the audit committee thereof) in its sole discretion.

Complete Agreement. This offer letter (together with the EMPLOYMENT, CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT), represents the entire agreement between you and the Company with respect to the material terms and conditions of your employment, and supersedes and replaces any and all prior verbal or written discussions, negotiations and/or agreements between you and the Company relating to the subject matter hereof.
Counterparts. This offer letter may be executed (i) in counterparts, each of which shall be an original, with same effect as if the signatures hereto were on the same instrument; and (ii) by facsimile or pdf. The parties agree that such facsimile or pdf signatures shall be deemed original signatures for all purposes.
Acceptance. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to Cayla.snydeman@pubmatic.com. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents. This offer is also contingent upon successful completion of the Criminal Background Questionnaire attached hereto as Exhibit A, a background check, and reference checks. Should you have anything else that you wish to discuss, please do not hesitate to call me.
Electronic. If signed electronically, I agree, and it is my intent, to sign this record/document and affirmation by electronic signature such as Echosign or Docusign and by electronically submitting this record/document to the Company. I understand that my signing and submitting this record/document in this fashion is the legal equivalent of having placed my handwritten signature on the submitted record/document and this affirmation. I understand and agree that by electronically signing and submitting this record/document in this fashion I am affirming to the truth of the information contained therein.
We look forward to the opportunity to welcome you to the Company.
Very truly yours,

/s/ Rajeev Goel
Rajeev Goel
Co-founder & CEO
The provisions of this offer of employment have been read, are understood, and the offer is herewith accepted. I understand that my employment is contingent upon completion of a Criminal Background Questionnaire, a background check, a reference check, eligibility to work in the United States, execution of the EMPLOYMENT, CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT, or any other contingencies the employer needs to include.
This offer shall remain open until August 31, 2016. Any acceptance received after this date will be considered invalid.

I, Amar Goel, accept this offer on September 20, 2016 (date)

/s/ Amar Goel
Signature

Actual start date: October 1, 2016